Exhibit 99.1

Shaw Names New President of its Energy & Chemicals Group

BATON ROUGE, La.--(BUSINESS WIRE)--September 26, 2011--The Shaw Group Inc. (NYSE: SHAW) today announced James Glass will assume the role of president of Shaws Energy & Chemicals Group.

Lou Pucher will step down from his position as president of the Energy & Chemicals Group and work with Mr. Glass until the end of this calendar year to help ensure a smooth transition for the business.

Mr. Glass has worked with Shaw or Stone and Webster, which Shaw acquired, since 1970, most recently serving as executive vice president of the Energy & Chemicals Group. He has more than 40 years of general management and project execution experience covering the development, project management, engineering, procurement and construction of petrochemical, refinery and energy projects. Mr. Glass previously served as president of the Energy & Chemicals Groups process business. He also served as project director on the BASF-Sinopec joint venture grassroots ethylene plant in China from 2001  2004 and as managing director and chief executive officer of Stone & Webster Engineering Ltd. in the United Kingdom.

Lou has had a long and distinguished career. We are thankful for his commitment and service to Shaw, said Gary P. Graphia, Shaws executive vice president and chief operating officer. We welcome James to the role of president of the Energy & Chemicals Group. I am confident his more than 40 years of experience in process engineering and construction and deep knowledge of Shaws business will help ensure the divisions long-term success.

The Shaw Group Inc. (NYSE:SHAW) is a leading global provider of engineering, construction, technology, fabrication, remediation and support services for clients in the energy, chemicals, environmental, infrastructure and emergency response industries. A Fortune 500 company with fiscal year 2010 annual revenues of $7 billion, Shaw has approximately 27,000 employees around the world and is a power sector industry leader according to Engineering News-Records list of Top 500 Design Firms. For more information, please visit Shaws website at www.shawgrp.com.

This press release contains forward-looking statements and information about our current and future prospects and our operations and financial results, which are based on currently available information. The forward looking statements include assumptions about our operations, such as cost controls and market conditions, that may not be realized. Actual future results and financial performance could vary significantly from those anticipated in such statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise.

Among the factors that could cause future events or transactions to differ from those we expect are those risks discussed under Item 1A  Risk Factors in our Annual Report on Form 10-K for the fiscal year ended August 31, 2010, our Quarterly Reports on Form 10-Q for the quarters ended November 30, 2010, February 28, 2011, and May 31, 2011, and other reports filed with the Securities and Exchange Commission (SEC). Please read our Risk Factors and other cautionary statements contained in these filings.

As a result of these risks and others, actual results could vary significantly from those anticipated in this press release, and our financial condition and results of operations could be materially adversely affected.

CONTACT:
Media and Financial Contact:
The Shaw Group Inc.
Gentry Brann, 225-987-7372
gentry.brann@shawgrp.com